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EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP

December 5, 2011

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA  95054-1549

Re:  Registration of Securities of Intel Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 182,079 shares (the “Plan Shares”) of common stock, par value $0.001 (“Common Shares”), of Intel Corporation (the “Company”), issuable pursuant to stock options (the “Stock Options”) granted under the NitroSecurity, Inc. 2005 Stock Incentive Plan, as assumed in connection with the Agreement and Plan of Merger dated September 25, 2011 (the “Merger Agreement”), by and among McAfee, Inc., Neutron Acquisition Corporation, NitroSecurity, Inc., and Kenneth R. Levine, as Representative thereunder.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by the Company in connection with the assumption of the Stock Options and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion.  For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.  We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder, and that each award agreement setting forth the terms of each Stock Option under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan and assumed Stock Options, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP